Resignation Letter

To the Board of Directors

August 9, 2008

Dear Board Members and Mr. Chairman,

I am sorry to declare that I have decided to resign as from the director position of American Unity Investment, Inc. FL because of my personal reasons. This resignation is effective Aug. 9, 2008 Beijing Time.

Sincerely,

/s/Lisa Pang

Lisa Pang

           ____________________________

Robert Goodman

This letter will be signed in 2 original copies and both will be treated as originals.